CERTIFICATE OF WARRANTS

__________ Warrants, Each to Purchase One Share of Common Stock

Issued as of: _______________ ___, 2001 ("date of the initial issuance")

NBOG BANCORPORATION, INC.,
a Georgia corporation

This certifies that for value received, ________________________________, the registered holder hereof ("Holder") is entitled to purchase from NBOG Bancorporation, Inc. (the "Corporation"), at the purchase price of ten dollars ($10.00) per share (the "Warrant Price"), one share of the Corporation's no par value common stock ("Common Stock") for each Warrant comprising the total number of Warrants set forth above (in the aggregate, the "Warrant Shares"). The Warrant Price per share shall be subject to adjustment from time to time as set forth herein.

  Expiration Date. Subject to the provisions of Section 2 and Subsections 6.3(b) and 6.4 hereof, the Warrants represented herewith will expire in their entirety and will no longer be exercisable after 5:00 p.m. Eastern Standard Time on the last day of the ten-year period beginning on the date of the initial issuance of this Certificate of Warrants, unless extended ("Expiration Date"). The Board of Directors, in its sole discretion, may extend the Expiration Date. The appropriate terms herein shall be applicable in the event of any such extension.

  Vesting. The right to exercise the Warrants represented herewith (and the Warrants themselves) shall vest automatically with respect to one-third of the Warrants on each of the first, second and third anniversary of the date of the initial issuance of this Certificate of Warrants, provided that throughout the period beginning on the date of the initial issuance of this Certificate of Warrants and ending on the particular anniversary thereof, Holder has served continuously as a director of the Corporation and of The National Bank of Gainesville and has attended at least 75% of the meetings of the relevant Boards of Directors. Warrants which fail to vest as aforesaid shall expire and shall no longer be exercisable.

  Exercise Period. Subject to the provisions of Subsections 6.3(b) and 6.4 hereof, Holder shall have the right, commencing on the date of the vesting of a particular group of Warrants and ending on the Expiration Date, to purchase from the Corporation that number of the Warrant Shares equal to such vested Warrants, which Warrant Shares, when fully paid for by Holder, shall be non-assessable.

  Manner of Exercise. A Warrant may be exercised at the Corporation's main office upon presentation hereof and upon payment to the Corporation of the Warrant Price (subject to adjustment in accordance with the provisions of Section 6 hereof). Upon payment of the Warrant Price as aforesaid, the Corporation shall issue and cause to be delivered, with all reasonable dispatch to or upon the written order of Holder, in such name or names as Holder may designate, a certificate for the Warrant Share. The rights of purchase represented by this Certificate of Warrants shall be exercisable, at the election of Holder, either in full or in part, and in the event that not all such rights are exercised at any time prior to the Expiration Date, a new Certificate of Warrants evidencing the remaining Warrants shall be issued.

  Reservation of Warrant Shares. The Corporation shall at all times while the Warrants are exercisable, keep reserved, out of its authorized Common Stock, a number of shares of Common Stock sufficient to provide for the exercise of the rights of purchase represented by the outstanding Warrants.

  Adjustments. The number of Warrant Shares purchasable hereunder and the Warrant Price shall be subject to adjustments from time to time upon the happening of certain events, as provided below:

    Automatic Adjustments. The number of Warrant Shares purchasable upon the exercise of each Warrant and the Warrant Price shall be subject to adjustment as follows:

      In case the Corporation shall (i) pay a dividend in shares of the Common Stock or make a distribution in shares of the Common Stock, (ii) subdivide its outstanding shares of the Common Stock into a greater number of shares, (iii) combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, or (iv) issue by reclassification of its shares of the Common Stock or by means of a reorganization, other securities of the Corporation, the number of Warrant Shares purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that Holder shall be entitled to receive the kind and number of Warrant Shares or other securities of the Corporation which Holder would have owned or would have been entitled to receive after the happening of any of the events described above had such Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this paragraph (a) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

      Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant is adjusted, as herein provided, the Warrant Price payable upon exercise of each Warrant shall be adjusted by multiplying the Warrant Price immediately prior to the adjustment by a fraction, of which the numerator shall be the number of Warrant Shares purchasable upon the exercise of each Warrant immediately prior to the adjustment, and of which the denominator shall be the number of Warrant Shares so purchasable immediately thereafter.

      For the purpose of this Subsection 5.1, the term "shares of the Common Stock" shall mean (i) the class of stock designated as the Common Stock of the Corporation at the date of this Certificate of Warrants or (ii) any other class of stock resulting from successive changes or reclassification of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to paragraph (a) above, Holder shall become entitled to purchase any shares of the Corporation other than shares of the Common Stock, thereafter the number of such other shares so purchasable upon exercise of each Warrant and the Warrant Price of such shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in paragraphs (a) through (b) above, and the provisions of Section 1, 2, 3 and 4 hereof shall apply on like terms to any such other shares.

    Notice of Adjustment. Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant or the Warrant Price of such Warrant Shares is adjusted as herein provided, the Corporation shall cause to be mailed to Holder, by first class mail, postage prepaid, a notice of such adjustment setting forth the number of Warrant Shares purchasable upon the exercise of each Warrant and the Warrant Price of such Warrant Shares after such adjustment, a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made. Any failure by the Corporation to give notice to Holder or any defect therein shall not affect the validity of such adjustment or of the event resulting in the adjustment or of the event resulting in the adjustment, nor of Holder's rights to such adjustment.

    Rights Upon Merger Etc.

    (a) In case of any merger or other reorganization of the Corporation with and into another corporation, or in case of a sale by the Corporation of substantially all of its assets ("Sale"), the successor or transferee corporation may assume the obligations hereunder and may execute with the Corporation an agreement under which Holder shall have the right thereafter, upon payment of the Warrant Price, to purchase upon exercise of each Warrant the kind and amount of shares and other securities and property (including cash) which he would have owned or would have been entitled to receive after the consummation of the Sale had such Warrant been exercised immediately prior to the Sale. The Corporation shall mail to Holder by first class mail, postage prepaid, notice of the execution of any Sale agreement. The provisions of this Subsection 6.3 shall similarly apply to successive consolidations, mergers, sales or conveyances.

    (b) In the event that such successor or transferee corporation does not execute an agreement with the Corporation as provided in paragraph (a) above, then Holder shall be entitled to exercise, (i) if the Sale occurs on or after the fifth anniversary of the date of the initial issuance, notwithstanding the provisions of Section 2 hereof, all of the outstanding Warrants and (ii) if the Sale occurs before the fifth anniversary of the date of issuance, the vested Warrants. In each case, the Warrants may be exercised only upon the payment of the Warrant Price during a period of at least 30 days (or such lesser number of days then remaining in the Exercise Period) which period shall terminate not less than five days prior to consummation of the Sale and thereby receive consideration in the transaction on the same basis as other previously outstanding shares of the same class as the Warrant Shares acquired upon exercise. Warrants not exercised in accordance with this paragraph (b) before consummation of the Sale shall be cancelled and become null and void. The Corporation shall mail by first class mail, postage prepaid, to Holder, at least 20 days prior to the first date on which the Warrants are exercisable pursuant to this paragraph (b), a notice of the proposed transaction setting forth the first and last date on which Holder may exercise outstanding Warrants.

    Rights Upon Liquidation. In case (i) the Corporation shall make any distribution of its assets to holders of its shares of Common Stock as a liquidation; or (ii) the Corporation shall dissolve or wind up its affairs (other than in connection with a Sale); or (iii) the Corporation shall undergo an involuntary liquidation, Holder shall be entitled to exercise, (i) if the liquidation or dissolution occurs on or after the fifth anniversary of the date of the initial issuance, notwithstanding the provisions of Section 2 hereof, all of the outstanding Warrants and (ii) if the liquidation or dissolution occurs before the fifth anniversary of the date of the initial issuance, the vested Warrants only. In each case, the Warrants may be exercised upon payment of the Warrant Price during a period of at least 30 days (or such lesser number of days then remaining in the Exercise Period), which period shall terminate not less than five days prior to the consummation of such liquidation or dissolution and thereby receive consideration in the transaction on the same basis as other previously outstanding shares of the same class as the Warrant Shares acquired upon exercise. Warrants not exercised in accordance with this Subsection 6.4 before consummation of the liquidation of dissolution shall be cancelled and become null and void. The Corporation shall mail by first class mail, postage prepaid, to Holder, at least 20 days prior to the first date on which the Warrants are exercisable pursuant to this Section 6.4, notice of the proposed transaction setting forth the first and last date on which Holder may exercise the outstanding Warrants.

  Non-transferability. The Warrants represented by this Certificate of Warrants shall not be transferable by Holder, except by will or otherwise in accordance with the laws of descent and distribution.

  Notices. Any notice pursuant to this Certificate of Warrants by Holder to the Corporation or by the Corporation to Holder shall be in writing and shall be mailed first class, postage prepaid, or delivered (i) to the Corporation at its main office or (ii) to Holder at Holder's address on the books of the Corporation.

  Applicable Law. This Certificate of Warrants shall be governed by and construed in accordance with the laws of the State of Georgia.

Witness the facsimile seal of the Corporation and the signatures of its duly authorized officers.

NBOG BANCORPORATION, INC.
a Georgia corporation

By:
Gary H. Anderson
President

By:
Shelley Palmour Anderson
Secretary

(Corporate Seal)